Exhibit 10.5

BYLINE BANK

180 North LaSalle Street

Chicago, Illinois 60601

Execution Version

Mr. Bruce W. Lammers

1000 Silver Mist Ct.

Brookfield, WI 53005

Re:	Employment Terms

Dear Bruce:

Reference is made to that certain (i) Employment Agreement between Ridgestone Financial Services, Inc., a Wisconsin corporation (“Ridgestone”), and you dated as of January 1, 2012 and amended as of May 16, 2014 (and amended thereafter respecting your 2015 Performance Bonus and Stock Bonus Calculation) (“Ridgestone Employment Agreement”) and (ii) Employment Agreement Cancellation Agreement between Ridgestone and you, dated of even date herewith (the “Cancellation Agreement”).

On behalf of the Board of Directors (the “Board”) of Byline Bank, an Illinois chartered bank (the “Company”), I am pleased to offer you employment with the Company on the terms set forth in this letter (“Agreement”). Pursuant to the Cancellation Agreement, the Ridgestone Employment Agreement will be terminated immediately prior to the Effective Time (as such term is defined in that certain Agreement and Plan of Merger by and between Ridgestone and Byline Bancorp, Inc., dated of even date herewith (the “Merger Agreement”)), and thereupon will be superseded by this Agreement and will have no further force or effect thereafter.

1. Term. You acknowledge and agree that you are executing and delivering this Agreement on the date set forth beneath your signature below in accordance with Section 6.8 of the Merger Agreement and that the Term (defined below) of this Agreement will become effective at the Effective Time; provided, that, if the Merger Agreement is terminated in accordance with its terms or the Effective Time shall not have occurred by December 31, 2016, this Agreement shall then automatically terminate and thereafter be null and void ab initio without any further action of the parties. The term of this Agreement commences on the Effective Time and will expire on December 31, 2019; provided, the term will automatically renew on such date for one (1) year, and for one (1) year on each subsequent anniversary of such date thereafter, unless at any time not less than one hundred twenty (120) days prior to the end of such term either the Company or you notify the other in writing of its intention not to further extend the term; provided, further, (a) the term of this Agreement shall terminate on any termination of your employment and (b) upon the occurrence of a Change in Control (as defined on the Attachment), the term of this Agreement shall renew for a period expiring on the first anniversary of such Change in Control and which shall not automatically renew thereafter. The period under this Section 1, as may be so renewed, is referred to herein as the “Term”. Absent a written agreement by the parties to the contrary, upon the expiration of the Term, this Agreement (all rights and obligations herein) will terminate (except for those provisions that specifically survive) and your employment will continue thereafter at-will.

Mr. Bruce W. Lammers

2. Position; Principal Place of Employment.

(a) During the Term, you will be employed as Executive Vice President of the Company and President of the Small Business Capital Unit (“SBC Unit”) of the Company, reporting to the Chief Executive Officer of the Company. Your principal place of employment will be at the offices for the SBC Unit as designated from time to time by the Board, which offices shall initially be located in Brookfield, WI and in Schaumburg, IL (such presence at each respective locale as the needs of the business require in your reasonable judgment), and periodically at the Company’s corporate office; provided that you shall be involved with any decisions to change such locations. Your duties shall be as may be prescribed by the Company’s by-laws and as may be assigned by the Chief Executive Officer from time to time commensurate with your position, including overall responsibility for the business results and financial performance of the SBC Unit. It is the intent of the parties that those duties shall be consistent with your duties respecting the management and responsibility for the governmental guaranteed business lending business of Ridgestone recently in effect prior to the date hereof, including the day to day operating authority over the SBC Unit, subject to Company policies, risk management and the direction of the Chief Executive Officer. During your employment, you owe an undivided duty of loyalty to the Company and agree to devote your full business time and attention to the performance of your duties and responsibilities. You shall perform your duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Company and the banking industry from time to time. You will not work full-time for another employer, and all part-time employment, including any self-employment shall be disclosed to the Company not less frequently than on the anniversary of the last day of the Term. In addition, you are subject to the Company’s Code of Ethics and all such other activities are subject to the principles thereunder not to engage in any activity that may, in the sole discretion of the Board, be determined to be a conflict of interest. You agree to serve without additional compensation as an officer and director of any of the Company’s subsidiaries.

3. Base Salary. During the Term you will be paid a base salary at an annual rate of $450,000 (the “Base Salary”), subject to applicable withholdings and payable in accordance with the regular payroll practices of the Company. The amount of the Base Salary may be increased, but not decreased, from time to time in accordance with the amounts of salary approved by the Board or a committee thereof (without limiting the applicability of Section 7(c) pursuant to a voluntary termination for Good Reason). In order to effectuate the purpose of the preceding sentence, the amount of the Base Salary shall be reviewed by such committee or Board at least every year during the term of this Agreement.

4. Annual Incentive.

(a) During the Term, you will be eligible to participate in the Company’s Executive Incentive Plan (the “EIP”). Under the EIP, you will have the opportunity to earn an annual cash bonus based upon your achievement of applicable performance objectives as follows:

Performance Achievement Level	Cash Bonus Amount as a % of Base Salary

Not Less Than Threshold	12.5%
Not Less Than Target and Less Than Maximum	25.0%
Not Less Than Maximum	37.5%

If there shall be more than one performance objective for a fiscal year, the bonus amount eligible to be earned for each above achievement level will be divided equally by the number of such objectives and each performance objective will be separately measured, weighted equally, and may be earned accordingly unless the Chief Executive Officer determines otherwise in establishing the applicable performance objectives (with Board or committee approval).

Mr. Bruce W. Lammers

To the extent earned, your annual cash bonus will be paid to you in a cash lump sum not later than March 15 of the fiscal year following the fiscal year in which performed. You will not be entitled to a bonus for any particular year unless you are employed on the date such bonus is paid (unless otherwise provided herein or in the EIP).

(b) For the portion of the 2016 fiscal year following commencement of the Term, (i) the performance objectives shall be substantially similar to those set forth in the Ridgestone Employment Agreement for 2016, with appropriate adjustments to reflect the impact of the Ridgestone acquisition by the Company and that the SBC Unit is no longer a free-standing entity, as determined by the Chief Executive Officer and approved by the Board, in consultation with you, and (ii) the annual cash bonus, to the extent earned based on achievement of such performance objectives, shall be prorated based on the portion of your annual Base Salary paid during the fiscal year. For the avoidance of doubt, such fiscal year 2016 adjustments will be intended to reflect on a pro forma basis the measurement of your actual performance after the Ridgestone acquisition against such performance objectives above on a basis equivalent to results that would have been attained based on your actual performance for the 2016 fiscal year (after the Ridgestone acquisition) as if the Ridgestone acquisition had not occurred.

(c) For the 2017 fiscal year, the performance objectives shall be as follows, equally weighted: (i) net income, (ii) return on allocated equity, (iii) non-accrual loans/total loans and (iv) classified assets ratio, and in such respective amounts as shall be determined in the sole discretion of the Chief Executive Officer and approved by the Board (or a committee thereof), after consultation with you, not later than December 31, 2016.

(d) Thereafter, your performance objectives shall be as determined annually in the sole discretion of the Chief Executive Officer and approved by the Board (or a committee thereof), after consultation with you.

5. Long-Term Incentive Program. On the Effective Time, or as soon thereafter as is practicable, you will be granted a stock option to purchase 912,000 shares of Stock (the “Option”) under the Byline Bancorp Equity Incentive Plan (the “Plan”), having an exercise price per share equal to the Fair Market Value of one share of Stock on the date of grant (“Fair Market Value” and “Stock” having the meanings defined under the Plan), a 10-year exercise term, and shall be eligible for vesting in three installments (at target) for the 2017, 2018 and 2019 fiscal years, respectively, based on your achievement of applicable performance objectives for each such fiscal year as set forth below and your continuous employment through December 31 of the respective fiscal year for such installment of the Option to so vest:

Performance Achievement Level (per fiscal year)	Number of Options Vesting (per fiscal year)

Not Less Than Threshold	152,000 Options

Not Less Than Target	304,000 Options

If there shall be more than one performance objective for a fiscal year, the number of Options eligible for vesting for each above achievement level will be divided equally by the number of such objectives applicable and each performance objective will be separately measured, weighted equally, and may be earned accordingly unless the Chief Executive Officer determines otherwise in establishing the applicable performance objectives (with Board or committee approval).

Mr. Bruce W. Lammers

The performance objectives for the 2017 fiscal year shall be as follows, equally weighted: (a) net income, (b) return on allocated equity, (c) non-accrual loans/total loans and (d) classified assets ratio, and in such respective amounts as shall be determined in the sole discretion of the Chief Executive Officer and approved by the Board (or a committee thereof), after consultation with you, not later than December 31, 2016. Thereafter, your performance objectives shall be determined annually in the sole discretion of the Chief Executive Officer and approved by the Board (or a Committee thereof). The other terms and conditions of the Option shall be set forth in the form of stock option agreement provided to you with this Agreement. Any portion of the Option eligible to vest with respect to a fiscal year that does not so vest shall be forfeited (except as otherwise set forth in the stock option agreement).

6. Employee Benefits; Vacation; Expenses. During the Term:

(a) You will be entitled to participate in all employee benefit plans that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees, subject to satisfying the applicable eligibility requirements. Unless otherwise provided in this Agreement, all benefits are subject to the terms and conditions of the plan or arrangement under which such benefits accrue, as may be amended or terminated at any time and from time to time in the sole discretion of the Company.

(b) You will be entitled to annual paid vacation in accordance with the Company’s policy applicable to senior executives, but in no event less than four (4) weeks per calendar year (prorated for any partial calendar year of employment).

(c) The Company will pay you a cash allowance in the amount of $3,027.00, to be paid in quarterly amounts of $756.75 on the last day of each fiscal quarter ending during the Term (prorated for any partial quarter) to assist you with your premium costs respecting a term life insurance contract owned by you. The Company will deduct all applicable tax withholdings from such payments. At least annually, you will furnish evidence to the Company that such contract is in force and not expiring during the twelve months following the date that you furnish such evidence.

(d) The Company will pay you a cash allowance in the amount of $5,090.00, to be paid in quarterly installments of $1,272.50 on the last day of each fiscal quarter ending during the Term (prorated for any partial quarter) to assist you with your premium costs respecting an enhanced long-term disability insurance contract owned by you. The Company will deduct all applicable tax withholdings from such payments. At least annually, you will furnish evidence to the Company that such contract is in force and not expiring during the twelve months following the date that you furnish such evidence.

Mr. Bruce W. Lammers

(e) The Company will pay you a cash allowance of $1,000 per month to assist you respecting an automobile owned or leased by you for use on Company business. The Company will reimburse you for the reasonable cost of required insurance, maintenance and fuel with respect to such automobile. For such purposes, you will at all times maintain adequate liability insurance coverage on you and the Company as insureds respecting such automobile and your use thereof. The Company will deduct any applicable tax withholdings from such payments and reimbursements. At least annually, you will furnish evidence to the Company that such insurance coverage is in force.

(f) Upon presentation of appropriate documentation, you will be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of your duties hereunder.

7. Termination. During the Term, your employment may be terminated by either party for any reason at any time pursuant to written notice to the other party, and will terminate automatically on your death; provided, you shall give the Company not less than 30 days’ prior written notice of any termination by you, with or without Good Reason (as defined on the Attachment hereto). Any payments made and benefits provided to you under this Agreement will be in lieu of any termination or severance payments or benefits for which you (or your estate in the event of your death) otherwise may be eligible under any of the plans, practices, policies or programs of the Company or its affiliates. If termination occurs at a time when the Company is deemed to be in troubled condition by the Federal Deposit Insurance Corporation (the “FDIC”) and is subject to the FDIC’s golden parachute regulations under 12 C.F.R. Part 359, the payments referenced in this Section 7 shall be limited to an aggregate amount equal to the lesser of (i) 12 months of Base Salary, or (ii) the amount otherwise owed to you hereunder. Any payment made pursuant to this Section 7 which is subject to the FDIC’s golden parachute regulations shall be subject to a right of the Company (or its successor) to recoup such payment from you if the Company (or its successor) subsequently determines, in its reasonable discretion, that you have engaged in any of the activities or offenses set forth in 12 C.F.R. Section 359.4(a)(i) - (iv). After receipt of written notice from the Company that it has made a determination as provided for in this Section 7, you agree to reimburse the Company for the subject payment made pursuant to this Section 7 within 30 days after receipt of such written notice. Further, you agree to indemnify the Company for any costs incurred by the Company in recouping such amount in the event that you fail to reimburse such amount within 30 days of receiving the Company written notice under this Section 7.

(a) Death; Disability. In the event that your employment terminates during the Term due to your death or Disability (as defined on the Attachment), you (or your beneficiaries, if applicable) will be entitled to: (i) any unpaid Base Salary, and any unused vacation, accrued through the date of termination; (ii) reimbursement of any unreimbursed expenses incurred through the date of termination in accordance with Section 6(f); and (iii) all other payments or benefits to which you may be entitled under the terms of any applicable employee benefit plans and programs in which you participated immediately prior to such termination (clauses (i), (ii) and (iii) collectively being the “Accrued Amounts”). On such termination, you will also be entitled to (iv) any unpaid EIP bonus earned with respect to any fiscal year ending on or preceding the date of termination (“Unpaid EIP”); and (v) a pro rata portion of your EIP bonus for the fiscal year in which your termination occurs, payable at the time that EIP bonuses are paid to other senior executives for such year, in an amount equal to (x) the amount that you would have earned based upon actual performance had your employment continued through the end of the fiscal year multiplied by (y) a fraction the numerator of which is the number of days you were employed during the fiscal year and the denominator of which is 365 (“Pro Rata Bonus”).

Mr. Bruce W. Lammers

(b) Termination For Cause or Without Good Reason. If your employment should be terminated during the Term by the Company for Cause (as defined on the Attachment) or by you without Good Reason at any time, you will be entitled to only the Accrued Amounts. If your employment terminates for any reason, other than your death or Disability or following a Change in Control, at any time on or prior to the first anniversary of the date hereof, you will be entitled to only the Accrued Amounts.

(c) Termination Without Cause or For Good Reason.

(i) If your employment is terminated during the Term by the Company without Cause (and not due to Disability) or by you for Good Reason at any time after the first anniversary of the date hereof and during the Term (and not upon or following the expiration of the Term), other than on or following the occurrence of a Change in Control, the Company will pay or provide you: (A) the Accrued Amounts and any Unpaid EIP; (B) a Pro Rata Bonus; and (C) a cash amount equal to the product of (x) one (1) multiplied by (y) the sum of (I) your Base Salary plus (II) the excess of the applicable COBRA premium for health, dental and vision care benefits on the date of termination (provided that you elect COBRA continuation coverage) over the amount of health, dental and vision care premiums charged to active employees of the Company for like coverage on the date of termination, which amount under this clause (C) will be payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of twelve (12) months from your date of termination commencing on the first complete payroll payment date following the date that the Release (defined below) becomes effective; provided, that the Company’s obligation to pay the amount in subclause (II) will immediately cease to the extent required to avoid adverse tax consequences to the Company. The amount payable under clause (C), above, will not be reduced or terminated due to compensation you may receive from any subsequent employment or self-employment.

(ii) In the event of a Change in Control that occurs during the Term, and if your employment is terminated by the Company without Cause (and not due to Disability) or by you for Good Reason at any time on or prior to the first anniversary of such Change in Control, the Company (or its successor) will pay or provide you: (A) the Accrued Amounts and any Unpaid EIP; (B) a Pro Rata Bonus; and (C) a cash amount equal to the product of (x) one (1) multiplied by (y) the sum of (I) your Base Salary plus (II) the product of two (2) multiplied by the higher of the two immediately preceding completed fiscal years’ earned cash bonuses (irrespective of whether the later of the preceding years’ bonus had yet been paid) plus (III) the excess of the applicable COBRA premium for health, dental and vision care benefits on the date of termination (provided that you elect COBRA continuation coverage) over the amount of health, dental and vision care premiums charged to active employees of the Company for like coverage on the date of termination, which amount under this clause (C) will be payable in a lump sum within fifteen (15) days after the Release becomes effective; provided, that the Company will not be obligated to pay the amount in subclause (III) to the extent required to avoid adverse tax consequences to the Company.

(iii) Conditions. Any payments or benefits made or provided pursuant to Section 7(c)(i) or (ii), as the case may be, other than Accrued Amounts, are subject to your (A)

Mr. Bruce W. Lammers

compliance with the provisions of Section 8; (B) delivery to the Company of an executed general release of claims in a form satisfactory to the Company (“Release”) within twenty-one (21) days of presentation thereof by the Company to you (unless a longer period is required by law); and (C) if such payments are due in connection with a termination of your employment, delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans. Anything in this Section 7(c) to the contrary notwithstanding, to the extent that any payment conditioned upon such effective Release is deferred compensation under Section 409A (defined below) and the period during which you have discretion to execute or revoke the Release straddles two calendar years, then the Company will make or commence, as may apply, such payments on the earliest practicable date in such second year after the Release becomes effective.

(d) Acknowledgement and Agreement of No Good Reason Event. You acknowledge and agree that no event of “Good Reason” shall have occurred under the Ridgestone Employment Agreement or this Agreement as a result of the occurrence of the Effective Time or changes in the terms and conditions of your employment occurring thereupon, it being agreed that the Change in Control Amount (as defined in the Cancellation Agreement) to be paid to you at Effective Time pursuant to the Cancellation Agreement will be paid partially in consideration of such acknowledgement and agreement (and, in accordance with Section 3(d) of the Ridgestone Employment Agreement, such Change in Control Amount shall also be in lieu of your entitlement to a Transition Bonus). You further agree that, should you attempt to claim or enforce a right of Good Reason for any such event, you will refund to the Company the full amount of the Change in Control Amount within seven (7) days thereafter.

8. Covenants. As a condition of the Company entering into this Agreement and your employment hereunder, you hereby agree to the following covenants effective the Effective Time:

(a) Non-Use of Company’s Property. All notes, reports, plans, published memoranda or other documents (in tangible or electronic form) created, developed, generated or acquired by you, or to which you otherwise had access to, during the course of employment with the Company, concerning or related to the Company’s business, whether containing or relating to Confidential Information (as defined below) or not, and all tangible personal property of the Company entrusted to you or in your direct or indirect possession or control, are solely the property of the Company, and will be promptly delivered to the Company and not thereafter used by you upon termination of your employment for any reason or no reason.

(b) Non-Disclosure of Company’s Confidential Information.

(i) Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any and all trade secrets and other confidential, proprietary and/or nonpublic information of the Company, whether in tangible or electronic form, that you create, develop, generate or acquire, or to which you otherwise have access to, during the course of employment with the Company and that the Company designates or treats as confidential through its policies, practices or procedures. Confidential Information shall include, but is not limited to, financial information and data; business and marketing plans, practices and strategies; proprietary computer programs and other methods of operation, techniques, systems and processes; intellectual property and other research and development; statistical data and analyses; information concerning the Company’s planned or pending investment products, acquisitions or divestitures; personnel information, including the identity of officers and employees of the

Mr. Bruce W. Lammers

Company, their responsibilities, competence, abilities and compensation; financial, accounting and similar records of the Company and/or any fund or account managed by the Company; current and prospective customer lists and information on customers and prospective customers and their officers and other employees; customer financial statements, investment objectives, the nature of their investment portfolios and contractual agreements with the Company, and other personal customer information; and other information received by the Company from third parties in confidence or pursuant to a duty of confidentiality. Notwithstanding the foregoing, Confidential Information shall not include information which is in or hereafter enters the public domain through no fault of you and without breach of any duty of confidentiality; information known to you prior to first receipt of or access to such information in the course of employment; or information rightfully received by you outside the scope of employment from a third party who does not owe the Company a duty of confidentiality with respect to such information.

(ii) Disclosure or Use. You acknowledge and understand that the Company has spent extensive time, effort and resources developing Confidential Information and that, solely as a result of your employment with the Company, you had and will continue to have access to such Confidential Information. You further acknowledge and understand that the Company has taken reasonable measures to protect and maintain the secrecy of its Confidential Information. Accordingly, during the term of your employment and thereafter, you agree not to use or disclose any Confidential Information except in furtherance of your duties for the Company in the ordinary course of business and to otherwise comply with all policies of the Company relating to the use and disclosure of Confidential Information. Upon termination of your employment with the Company for any reason or no reason, you shall not, directly or indirectly, disclose, publish, communicate or use on his or her behalf or another’s behalf, any Confidential Information.

(iii) The above provisions of this Section 8(b) shall not prevent or limit you from complying with any applicable law or with the directive of any court or administrative body or agency having the legal authority to compel testimony from or the production of documents by you; provided, further, that you shall, unless prohibited by law, (A) promptly notify the Company of any such intended disclosure prior to such disclosure, (B) at the written request of the Company, diligently contest such disclosure at the expense of the Company, and (C) at the written request of the Company, seek to obtain, at the expense of the Company, such confidential treatment as may be available under applicable laws for any information so disclosed.

(c) Non-Competition and Non-Solicitation. The parties hereto have jointly reviewed the operations of Ridgestone and Ridgestone Bank, and the Small Business Capital Unit of the Company and have agreed that the primary business of Ridgestone and Ridgestone Bank was, and of the Small Business Capital Unit of the Company is, originating and servicing loans under the business lending programs maintained by the U.S. Small Business Administration and the U.S. Department of Agriculture (collectively, the “Lending Business”). The parties hereto have further agreed that, because of the unique nature of the Lending Business, the substantial investment by the Company in its acquisition of Ridgestone, and that the Company regularly will hereafter participate in the Lending Business on a national scale and, therefore, that the service area of the Lending Business is the United States of America (the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration of this Agreement and your employment with the Company, you shall not, during your employment with the Company and for a period of twelve (12) months immediately following the termination of your employment for any reason (the “Restrictive Period”), whether such termination occurs during the Term or thereafter, directly or indirectly do any of the following (all of which are collectively referred to in this Section 8(c) as the “Restrictive Covenant”):

(i) Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation or control of, be employed by, associated with or in any manner connected with, serve as a director, officer or consultant to, lend your name or any similar name to, lend your credit to or render services or advice to, in each case in the capacity that you provided services to the Company (or previously to Ridgestone or Ridgestone Bank), any person, firm, partnership, corporation or trust that owns, operates or is in the process of forming a Financial Institution (defined below) with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area where such Financial Institution engages in, or is preparing to engage in, the Lending Business; provided, however, that the ownership by you of shares of the capital stock of any Financial Institution, which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than one percent (1%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement;

Mr. Bruce W. Lammers

(ii) Either for you or any Financial Institution: (A) induce or attempt to induce any employee of the Company, who is involved with the Lending Business, with whom you had significant contact to leave the employ of the Company; (B) in any way interfere with the relationship between the Company and any employee of the Company, who is involved with the Lending Business, with whom you had significant contact; or (C)·induce or attempt to induce any customer, supplier, licensee or business relation of the Company, who is involved with the Lending Business, with whom you had significant contact to cease doing business with the Company or in any way interfere with the relationship between the Company and its customers, suppliers, licensees or business relations with whom you had significant contact;

(iii) Either for you or any Financial Institution, solicit the business of any person or entity known to you to be a customer of the Company, where you had significant contact with such person or entity, with respect to products, activities or services that compete in whole or in part with the Lending Business of the Company; or

(iv) Serve as the agent, broker or representative of, or otherwise assist, any person or entity in obtaining services or products associated with the Lending Business from any Financial Institution within the Restrictive Area, with respect to products, activities or services that you devoted time to on behalf of the Company and that compete in whole or in part with the Lending Business of the Company.

(v) For the avoidance of doubt, nothing in this Agreement shall prevent you from accepting employment with, or providing services to, a Financial Institution that engages in the Lending Business so long as you do not participate in the Lending Business during the Restrictive Period.

(vi) For purposes of this Agreement, “Financial Institution” shall mean any person, firm, partnership, corporation, trust or other entity that owns or operates, a bank, savings and loan association, credit union or similar financial institution.

Mr. Bruce W. Lammers

(d) Assignment of Inventions. You will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by you, or under which you acquire the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or may arise out of your employment, or relate to any matters pertaining to, or useful in connection therewith, the business or affairs of the Company, Byline Bancorp (the “Holding Company”) or any of their subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of your right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company. As to all such Inventions, you will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

(e) Non-Disparagement of Company. You acknowledge and understand that the Company’s good name and its goodwill are extremely valuable and the result of the expenditure of substantial time, effort and resources by the Company. The Company acknowledges and understands that your good name and goodwill are extremely valuable and the result of the expenditure of substantial time, effort and resources by you. Therefore, during the period of your employment with the Company and thereafter, without interruption, for the period ending twelve (12) months after the last day of your employment with the Company, the parties hereto agree not to make, or cause to be made, any statement or disclosure that disparages the other party, or any director, officer or employee of the Company, or assist any other person, business or entity to do so; provided, the obligations of the Company under this Section 8(e) shall apply only to the Company via public statement and each of their directors and officers.

(f) Remedies for Breach. You acknowledge and agree that you have reviewed the provisions of this Agreement with legal counsel, or have been given adequate opportunity to seek such counsel, and you acknowledge that the covenants contained in Section 8(c) are reasonable with respect to their duration, geographical area and scope. You further acknowledge that the restrictions contained in this Section 8 are reasonable and necessary for the protection of the legitimate business interests of the Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and such interests, and that such restrictions were a material inducement to the Company to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Company, in addition to and not in limitation of, any other rights, remedies or damages available to the Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by you and any and all persons directly or indirectly acting for or with him, as the case may be. If you violate the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by you. Notwithstanding anything contained in this Agreement to the contrary, in the event that your employment is terminated without Cause or you resign for Good Reason and the Company reasonably determines in good faith that you have violated any provision of Section 8, then the Company shall be entitled to discontinue any payments or benefits that would otherwise be provided to you under Section 7(a) or Section 7(c) and you shall forfeit your rights to the same.

Mr. Bruce W. Lammers

(g) “Blue Pencil” Provision. In the event that any provision, or part thereof, shall be declared by a court (or arbitrator, as may apply) to exceed the maximum time period or scope that the court deems to be enforceable, then the parties hereto expressly authorize the court to modify such provision, or part thereof, so that it may be enforced to the fullest extent permitted by law.

(h) Prevailing Party Attorney’s Fees. You agree that, if you breach or threaten to breach any of the covenants in this Section 8 and the Company initiates any legal action against you to enforce such covenants and/or to secure damages as a result of any breach of such covenants, the prevailing party shall be entitled to payment and reimbursement from the other for their reasonable attorney’s fees and litigation costs incurred in connection with that action.

(i) Survival. The restrictions set forth in this Section 8 of this Agreement shall survive the termination of this Agreement and the termination of Executive’s employment with the Company for any reason or no reason.

9. Possible Reduction to Avoid Excise Tax on Golden Parachute Payments. In the event that any amounts payable pursuant to Section 7 hereof or other payments or benefits otherwise payable to you under this Agreement or under any other agreement, plan or program or otherwise payable to you by the Company or an affiliate thereof (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), and (b) but for this Section 9 would be subject to the excise tax imposed by Section 4999 of the Code, then such amounts payable under this Agreement and under such other plans, programs and agreements shall be either (i) delivered in full, or (ii) delivered in such lesser amount that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts under clause (i) or clause (ii), taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by you, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any reduction in payments or benefits required by this Section 9 shall occur in the following order: (1) any payment due under Section 7(c)(iii) upon the occurrence of a Special Change in Control; (2) any long-term cash incentive payments due to you upon the occurrence of the event triggering such parachute payments, (3) cash severance pay, (4) any Pro Rata Bonus, and (5) reduction of vesting acceleration of equity awards (in reverse order of the date of the grant). All determinations required to be made under this Section 9 shall be made by the Company’s independent tax preparer or, if the Company in its sole discretion determines not to use such tax preparer, such other nationally or regionally recognized certified public accounting firm selected by the Company and reasonably acceptable to you (the “Firm”). All fees and expenses of the Firm shall be borne by the Company.

10. Standard Regulatory Provisions.

(a) If you are prohibited from participating in the conduct of the Company’s affairs by a notice served under Section 8(e)(3) or 8(g)(l) of the Federal Deposit Insurance Act, (12 U.S.C. § 1818(e)(3) or (g)(1)), the Company’s obligations under this contract shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company shall: (i) pay to you all of the compensation withheld while the contract obligations were suspended, and (ii) reinstate any of the obligations, which were suspended.

Mr. Bruce W. Lammers

(b) If you are removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, (12 U.S.C. § 1818(e)(4) or (g)(l)), all obligations of the Company under this Agreement shall terminate as of the effective date of such order.

(c) If the Company is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. § 1813(x)(1)), all obligations of the Company under this Agreement shall terminate as of the date of default.

(d) All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of the Company: (i) by the FDIC, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C. § 1823(c)); or (ii) by the FDIC at the time the FDIC approves a supervisory merger to resolve problems related to operation of the Company or when the Company is determined to be in an unsafe and unsound condition. All obligations of the Company under this Agreement shall terminate as of the effective date of any of the foregoing FDIC actions.

(e) Any payments made to you pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and FDIC Regulation 12 CFR Part 359, regarding “golden parachute payments” and “prohibited indemnification payments”.

11. Arbitration. To the fullest extent permitted by law, all claims that you may have against the Company (or any other released party under the Release), or which the Company may have against you, in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration in Chicago, Illinois. The Arbitration will be held pursuant to the American Arbitration Association’s Commercial Rules and Mediation Procedures (other than for large or complex disputes). The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in a court situated in Cook County, Illinois to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, in the event of an actual or threatened breach of this Agreement (including but not limited to the provisions of the Agreement to Protect Company Interests), seek a temporary restraining order or injunction in a court situated in Cook County, Illinois restraining such breach pending a determination on the merits by the arbitrator. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

12. Indemnification; Liability Insurance. Commencing at the Effective Time, the Company agrees to indemnify you and hold you harmless to the extent permitted under the Company’s charter and by-laws. During the Term and at all times thereafter during which you may be subject to a liability to be indemnified under the preceding sentence, the Company will cover you as an insured under any directors and officers liability insurance that insures its officers. This Section 12 will survive any termination or expiration of this Agreement or termination of your employment.

Mr. Bruce W. Lammers

13. Your Representations. You represent and warrant that your entering into this Agreement and your employment with the Company will not be in breach of any agreement with any current or former employer and that you are not subject to any other restrictions on solicitation of clients or customers or competing against another entity. You understand that the Company has relied on this representation in entering into this Agreement.

14. Clawback. In addition to any compensation recovery (clawback) which may be required by law and regulation, you acknowledge and agree that any compensation paid or awarded to you in connection with your employment with the Company shall be subject to any clawback requirements as set forth in the Company’s corporate governance guidelines or policies and to any similar or successor provisions as may be in effect from time to time. This Section 14 will survive any termination or expiration of this Agreement or termination of your employment.

15. Code Section 409A. This Section 15 controls over anything in this Agreement to the contrary. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder (collectively, “Section 409A”) so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A and this Agreement shall be interpreted accordingly. To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, (a) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (c) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit. To the extent that Section 409A(a)(2)(B)(i) applies and you are a “specified employee” on the date of your separation from service, then any payment treated as deferred compensation under Section 409A will be postponed until the first business day after the expiration of six (6) months from the date of your separation from service (or your death if earlier).

16. General Provisions.

(a) Notices. All notices, consents, and other communications to be given under this Agreement shall be in writing and (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, or (iii) delivered by overnight express delivery service or same-day local courier service, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 16(a):

If to the Company:

Byline Bank

180 N. LaSalle

Chicago, Illinois 60601

(or such address hereafter where the Company locates its corporate offices)

Attention: Director Human Resources

If to you: At the most recent address on the payroll files of the Company

Mr. Bruce W. Lammers

(b) Entire Agreement; Amendments; No Waiver. This Agreement supersedes all previous employment agreements, whether written or oral between you and the Company including, without limitation, the Ridgestone Employment Agreement (as of the Effective Time), and constitutes the entire agreement and understanding between the Company and you concerning the subject matter hereof. If, and to the extent that, any other written or oral agreement between you and the Company is inconsistent with or contradictory to the terms of this Agreement, the terms of this Agreement shall control. No modification, amendment, termination, or waiver of this Agreement shall be binding unless in writing and signed by you and a duly authorized officer of the Company. Failure of party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, and conditions.

(c) Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of you and your heirs, executors, assigns and administrators or your estate and property and the Company and its successors and permitted assigns. You may not assign or transfer to others your rights or obligation to perform your duties hereunder.

(d) Counterparts. This Agreement may be signed in counterparts each of which will be deemed an original, but all of which will constitute one and the same instrument.

[Signature Page Follows This Page]

On behalf of the Board, I am excited to offer you employment with the Company under this Agreement and look forward to a mutually rewarding relationship.

Very truly yours,

BYLINE BANK

By:	/s/ Alberto Paracchini
Alberto Paracchini
Chief Executive Officer

Date:	6/9/2016

Agreed and Accepted:

/s/ Bruce W. Lammers
Bruce W. Lammers

Date:	6/9/2016

Mr. Bruce W. Lammers

ATTACHMENT

Definitions

“Cause” shall mean (A) your willful and continued failure to perform substantially your duties (after written notice and a reasonable period to cure); (B) your willfully engaging in illegal conduct, an act of dishonesty or gross misconduct related to the performance of your duties and responsibilities; (C) your being charged with a crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; (D) your wilful violation of a material requirement of any code of ethics or standards of conduct of the Company or the Holding Company applicable to you (after written notice and a reasonable period to cure, if curable) or your violation of your fiduciary duty to the Company; or (E) a breach of any provision of Section 8 of this Agreement; provided, that no act or failure to act by you shall be considered “willful” if such act or omission was conducted in good faith and with a reasonable belief that the action or omission was in the best interests of the Company. Any such termination for Cause shall be predicated by notice to you describing the particulars of such “for Cause” termination.

“Change in Control” shall mean the first to occur of:

(A) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary, or (ii) a corporation owned directly or indirectly by the stockholders of the Holding Company in substantially the same proportions as their ownership of stock of the Holding Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Holding Company representing more than 50% of both (x) the total voting power of the then outstanding shares of capital stock of the Holding Company entitled to vote generally in the election of directors (the “Voting Stock”) and (y) the fair market value of the outstanding shares of capital stock of the Holding Company (“Economic Stock”);

(B) Consummation of a reorganization, merger or consolidation, the sale or other disposition of all or substantially all of the assets of the Holding Company (in each such case, a “Business Combination”), unless all or substantially all of the individuals and entities who were the beneficial owners, respectively, of both the Voting Stock and the Economic Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of either (x) the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination or (y) the total fair market value represented by all the voting and nonvoting equity securities of the corporation resulting from the Business Combination (in each such case including, without limitation, an entity which as a result of the Business Combination owns the Holding Company or all or substantially all of the Holding Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the Business Combination, of the Voting Stock and Economic Stock (combined) of the Holding Company; or

(C) The stockholders of the Holding Company approve a plan of complete liquidation or dissolution of the Holding Company.

The Holding Company Board has final authority to construe and interpret the provisions of the foregoing paragraphs (A), (B), and (C) and to determine whether, and the exact date on which, a “Change in Control” has been deemed to have occurred thereunder.

Mr. Bruce W. Lammers

“Disability” shall have the meaning defined under Treasury Regulation Section 1.409A-3(i)(4).

“Good Reason” means the occurrence of any of the following without your written consent: (A) any material reduction in your Base Salary; (B) any material adverse change by the Company in your title, position, duties, authority or reporting relationships with the Company; or (C) the Company’s requirement that you relocate your principal place of employment to a location in excess of thirty-five (35) miles from the Brookfield, WI location of the SBC Unit or twenty-five (25) miles from the Schaumburg, IL location of the SBC Unit. Provided, “Good Reason” shall not exist unless and until you provide the Company with written notice of the acts alleged to constitute Good Reason within ninety (90) days of the initial occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice. You must terminate your employment within 120 days following the initial occurrence of such event for the termination to be on account of Good Reason.